INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors and Stockholders of New England Business Services, Inc.
Groton, Massachusetts

We have reviewed the condensed consolidated balance sheet of New England Business Services, Inc. and subsidiaries (the "Company") as of September 23, 2000, and the related condensed consolidated statements of income and cash flows for the three-month periods ending September 23, 2000 and September 25,1999 included in Part I, Item 1 of its report on Form 10-Q for the period ended September 23, 2000. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of New England Business Services, Inc. and subsidiaries as of June 24, 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated July 25, 2000, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of September 23, 2000 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


/s/ Deloitte and Touche LLP
Boston, Massachusetts
October  17, 2000